EXHIBIT 99.1

Sevcon Announces Appointment of New Directors

SOUTHBOROUGH, Mass., Dec. 30, 2013 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) today announced that it has increased the size of its Board of Directors to 12 directors, and has elected Glenn J. Angiolillo, Ryan J. Morris and Walter M. Schenker to the Board, effective immediately. Messrs. Angiolillo, Morris and Schenker were proposed as directors by GAMCO Asset Management, Inc., representing several Gabelli investment funds that are stockholders of Sevcon, and were approved by the Board's Nominating and Corporate Governance Committee.

Mr. Angiolillo is president of a wealth management consulting and advisory firm and also serves as a director of NY Magic, Inc., LICT Corporation, Ryman Hospitality Properties, Inc., and Trans-Lux Corporation. A lawyer, he has significant experience with commercial and corporate law, corporate governance and investment matters. Mr. Morris, an Operational & Information engineer and a Chartered Financial Analyst, is the managing partner of an investment partnership and the Chief Executive Officer of VideoNote LLC, an educational software company. He is Executive Chairman of the Board of InfuSystems Holdings, Inc. and was also Chairman of the Board of Lucas Energy, Inc. until November 2013. Mr. Schenker has been a principal of several firms in the brokerage, investment banking and investment management businesses. He has significant experience with many aspects of public company investing including accounting, financial reporting, capital allocation, strategic transactions and investor relations.

Sevcon Chairman of the Board William Ketelhut said, "We welcome the experience and perspectives these new directors bring to Sevcon and look forward to their contributions to maximizing value for our shareholders."

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com